Exhibit 99.1


ARIAD Announces Election of Athanase Lavidas, Senior Pharmaceutical Executive, to Its Board of Directors


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 24, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the election of Athanase Lavidas, Ph.D., chairman and chief executive officer of the Lavipharm Group, to its Board of Directors. Established in 1911, Lavipharm is a leading pharmaceutical and healthcare products company in southern Europe, with commercial and research operations internationally. Lavipharm has developed a broad portfolio of novel drug-delivery technologies for use in its own proprietary products and by pharmaceutical and biotechnology partners.
    "Dr. Lavidas brings a global perspective to our Board. His thirty years of experience in international pharmaceutical marketing and business, as well as extensive background in drug-delivery technologies will add a new perspective. As a successful entrepreneur, he has built a highly profitable and innovative pharmaceutical company based in southern Europe," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    Dr. Lavidas received his B.S. and M.S. degrees from the University of Munich, his Ph.D. from the University of Athens, and his M.B.A. from the Institut Superieur de Marketing et Management in Paris. He is chairman of the Greece - United States Business Council.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             ARIAD Pharmaceuticals, Inc.
             Kathy Lawton, 617-621-2345